Exhibit 99.1

USANA Health Sciences Announces Record Third Quarter 2014 Financial Results

  Net sales increased by 10.5% to $191.9 million
  Net earnings increased by 16.4%, while earnings per share increased by 26.7% to $1.47
  Number of active Associates increased by 18.8%
  Company repurchased approximately 1.1 million shares during third quarter

SALT LAKE CITY--(BUSINESS WIRE)--October 28, 2014--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended September 27, 2014. The Company also provided updated net sales and earnings guidance for 2014.

Financial Performance

For the third quarter of 2014, net sales increased by 10.5% to $191.9 million, compared with $173.7 million in the prior-year period. The increase in net sales was driven by overall Associate growth of 18.8%, which was generated by the Company’s Asia Pacific region.

Net earnings for the third quarter increased by 16.4% to $19.5 million, compared with $16.8 million during the prior-year period. This increase was driven by higher net sales and lower relative Associate Incentives expense. On a relative basis, Associate Incentives expense declined due to a $4.5 million one-time payout resulting from the pricing and compensation plan initiatives implemented by the Company in the third quarter of 2013. Earnings per share for the quarter increased by 26.7% to $1.47, compared with $1.16 in the third quarter of the prior year. This increase in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases during 2014. Weighted average diluted shares outstanding were 13.3 million as of the end of the third quarter of 2014, compared with 14.4 million in the prior-year period.

Top and bottom line results for the third quarter benefitted from the recognition of $3.1 million of deferred revenue in Hong Kong. Earnings per share for the quarter benefitted by $0.11 as a result of this revenue recognition.

During the quarter, the Company repurchased approximately 1.1 million shares under its authorized repurchase program for a total investment of $76.6 million. Additionally, as of October 24, 2014, the Company has subsequently invested $13.2 million to repurchase approximately 172,000 shares pursuant to a Rule 10b5-1 plan. As of October 24, 2014, there were $61.2 million remaining under the current share repurchase authorization. The Company ended the third quarter with approximately $87.7 million in cash and cash equivalents and $10 million on its revolving line of credit.

“USANA generated solid operating results in the third quarter, which included double-digit sales, earnings and customer growth,” said Kevin Guest, USANA’s President. “We also continued to see impressive growth in world-wide unit volume, Auto Order sales and check earners. This growth was driven by the pricing and compensation plan enhancements we made a year ago and our management team’s continued promotion of those enhancements during 2014. While we are pleased with the growth in each of these metrics, customer growth continues to be our highest priority, as we seek to improve the overall health and nutrition of individuals and families around the world.”

Regional Results

Net sales in the Asia Pacific region increased by 21.3% to $130.2 million, compared with $107.4 million for the third quarter of the prior year, and increased 4.5% sequentially. The year-over-year increase was due to 29.2% sales growth in the Greater China region and 10.6% sales growth in the Southeast Asia Pacific region. Sales growth in Greater China was driven by double-digit sales and customer growth in Mainland China, while sales growth in Southeast Asia Pacific resulted from strong sales and customer growth in Australia/New Zealand, the Philippines and Thailand. The number of active Associates in the Asia Pacific region increased by 28.2% year-over-year, due primarily to double-digit Associate growth in the Greater China and Southeast Asia Pacific regions.

Net sales in the Americas/Europe region declined 6.9% to $61.7 million, due primarily to a sales decline in the U.S., which was partially offset by net sales growth in other markets in the region. The number of active Associates in this region declined slightly compared to the prior-year period.

Outlook

The Company provided the following updated consolidated net sales and earnings per share outlook for 2014:

  Consolidated net sales between $780 million and $790 million, versus the previous outlook of between $770 and $790 million
  Earnings per share between $5.85 and $5.95, versus the previous outlook of between $5.50 and $5.65

Chief Financial Officer, Paul Jones, commented, “As we head into the final quarter of 2014, we are tightening our guidance range for the topline and raising the outlook for EPS. The increase in our EPS outlook is the result of another quarter of share repurchases and lower than expected promotional costs. We are confident in the strategies that we have in place and expect USANA to deliver another year of record results.”

Conference Call

Shortly following the issuance of this earnings release, the Company will post a new document titled “Management Commentary, Results and Outlook” on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 29, 2014 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	28-Sep-13	27-Sep-14	28-Sep-13	27-Sep-14

Net sales	$173,691	$191,944	$531,909	$562,601
Cost of sales	31,491	34,585	93,657	103,278
Gross profit	142,200	157,359	438,252	459,323

Operating expenses
Associate incentives	76,361	82,605	224,017	242,577
Selling, general and administrative	41,145	45,499	126,527	133,282

Earnings from operations	24,694	29,255	87,708	83,464

Other income (expense)	76	(297)	(33)	125
Earnings before income taxes	24,770	28,958	87,675	83,589

Income taxes	8,017	9,460	28,933	28,253

NET EARNINGS	$16,753	$19,498	$58,742	$55,336

Earnings per share - diluted	$1.16	$1.47	$4.16	$3.96
Weighted average shares outstanding - diluted	14,393	13,263	14,132	13,964

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	28-Dec-13	27-Sep-14
Current Assets
Cash and cash equivalents	$137,343	$87,738
Securities held-to-maturity, net	8,642	-
Inventories	47,242	42,584
Prepaid Expenses and Other current assets	35,818	32,190
Total current assets	229,045	162,512

Property and equipment, net	59,180	66,310
Goodwill	18,243	18,092
Intangible assets, net	42,329	41,482
Deferred income taxes	5,519	5,597
Other assets	14,154	22,937
Total assets	$368,470	$316,930

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,502	$6,551
Other current liabilities	86,369	88,912
Line of Credit- short term	-	10,000
Total current liabilities	95,871	105,463

Other long-term liabilities	1,211	1,256
Deferred income taxes	10,866	10,763
Stockholders' equity	260,522	199,448
Total liabilities and stockholders' equity	$368,470	$316,930

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	28-Sep-13		27-Sep-14
Region

Americas and Europe	$66,294	38.2%	$61,723	32.2%

Asia Pacific

Southeast Asia Pacific	40,230	23.2%	44,488	23.2%

Greater China	59,768	34.4%	77,206	40.2%

North Asia	7,399	4.2%	8,527	4.4%

Asia Pacific Total	107,397	61.8%	130,221	67.8%

Total	$173,691	100.0%	$191,944	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	28-Sep-13		27-Sep-14
Region

Americas and Europe	82,000	33.5%	82,000	28.2%

Asia Pacific

Southeast Asia Pacific	60,000	24.4%	70,000	24.1%

Greater China	94,000	38.4%	129,000	44.3%

North Asia	9,000	3.7%	10,000	3.4%

Asia Pacific Total	163,000	66.5%	209,000	71.8%

Total	245,000	100.0%	291,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	28-Sep-13		27-Sep-14
Region

Americas and Europe	58,000	81.7%	57,000	74.0%

Asia Pacific

Southeast Asia Pacific	8,000	11.3%	11,000	14.3%

Greater China	3,000	4.2%	3,000	3.9%

North Asia	2,000	2.8%	6,000	7.8%

Asia Pacific Total	13,000	18.3%	20,000	26.0%

Total	71,000	100.0%	77,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations